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Exhibit 99.2

        China Direct, Inc. to Form New Joint Venture with Shanxi Jinyang
                 Metal Chemical Company Increasing its Magnesium
                  Production Capacity by 18,000 Tons Per Year


BOCA RATON, Fla., Sept. 5 /PRNewswire-FirstCall/ -- China Direct, Inc. (OTC Bulletin Board: CHND - News), a company maintaining active, controlling stakes in a diversified portfolio of Chinese companies as well as offering consulting services for both private and publicly traded Chinese entities, announced today that it has entered into an agreement with Shanxi Jinyang Metal Chemical Company, Limited ("Jinyang") to form a new joint venture. China Direct will own 51% of the new joint venture, CDI Pan Magnesium Company, Limited. The transaction is subject to completion of auditing, due diligence, government and regulatory approval, and final investment terms in the fourth quarter of 2007.


Jinyang currently has a production capacity of approximately 6,000 tons of Magnesium per year and is building two new 6,000 ton facilities which are in the later stages of construction. Upon the completion of both facilities, the new joint venture is expected to produce 18,000 tons Magnesium per year or approximately $45 million in annual sales capacity at the current magnesium price. The joint venture will use waste gas from the coke production of Jinyang's parent company, Shanxi Jinyang Coal and Coke Group Company, Limited. The parent company produces one million tons of coke per year and produces enough waste gas to fuel the expected joint venture production of 18,000 tons of Magnesium. Management believes net profit margins will reach 15% upon reaching full capacity. China Direct will appoint three magnesium industry veterans, Frank Zhang as CEO, Haixin Zhao as Chairman and Chunxi Yan as General Manager for the new joint venture. China Direct will operate the new joint venture by providing proprietary technologies, working capital and management expertise.


Dr. James Wang, CEO of China Direct, commented, "The completion of this new joint venture is another important milestone for our company as we continue to expand our magnesium facilities in China. Upon completion of both the CDI Pan Magnesium facilities and our Jinwei Magnesium facilities, we will have an overall production capacity of up to 50,000 tons of pure magnesium per year in 2008. We also plan to distribute an additional 40,000 to 50,000 tons of magnesium through our largest subsidiary Chang Magnesium in 2008. Additionally, our CDI Magnesium subsidiary is capable of produce 10,000 tons of magnesium alloy per year. Upon success of these undertakings, we feel confident that China Direct will become the worldwide leader in the production and distribution of magnesium-related products. As we see robust demand for magnesium in the coming years, we will continue our efforts to increase our magnesium production capabilities, as we strive to improve the overall profit margins for our four Magnesium divisions from 6% to 7% in 2007 to 10% to 12% in 2008."

About China Direct, Inc.

China Direct, Inc. (OTC Bulletin Board: CHND - News) maintains active, controlling stakes in a diversified portfolio of Chinese companies as well as offering consulting services for both private and publicly traded Chinese entities. China Direct provides a platform to develop and nurture these entities as they expand their businesses globally. As a direct link to China, our Company serves as a vehicle to allow investors to directly participate in the rapid growth of Chinese economy in a diversified and balanced manner. For more information about China Direct, please visit http://www.cdii.net.

Safe Harbor Statement

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward- looking statements are based on current expectations or beliefs, including, but not limited to, statements concerning the Company's operations, financial performance and, condition. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The Company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, but not limited to, the impact of competitive products, pricing and new technology; changes in consumer preferences and tastes; and effectiveness of marketing; changes in laws and regulations; fluctuations in costs of production, and other factors as those discussed in the Company's reports filed with the Securities and Exchange Commission from time to time. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.